Exhibit 10.11

EXECUTION COPY

ASSIGNMENT AGREEMENT

This Assignment Agreement is dated as of September 26, 2017, (this “Agreement”), and is entered into by and among Club Pilates Franchise, LLC, a Delaware limited liability company (the “Assignor”), Xponential Fitness LLC, a Delaware limited liability company (the “Assignee”), and Anthony Geisler (the “Executive”).

W I T N E S S E T H:

WHEREAS, Assignor and Executive are parties to that certain Employment Agreement, dated as of May 2, 2017, by and between Assignor and Executive (the “Employment Agreement”); and

WHEREAS, Assignor desires to assign, transfer and convey all of its rights and obligations under the Employment Agreement to Assignee pursuant to the terms and conditions of this Agreement and Assignee desires to accept and assume all rights and obligations under the Employment Agreement pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual agreements herein contained, the parties hereto agree as follows:

1.        Assignment and Assumption of Employment Agreement. Effective as of the date hereof, (i) Assignor hereby assigns to Assignee the Employment Agreement and all of Assignor’s rights and obligations thereunder, and Assignee hereby assumes the Employment Agreement and agrees to perform and discharge all of Assignor’s rights and obligations thereunder and (ii) all references to Club Pilates Franchise, LLC in the Employment Agreement shall be deemed to be references to Xponential Fitness LLC.

2.        Acknowledgments and Agreements by Executive. In reliance upon Assignor’s and Assignee’s agreements set forth herein, Executive acknowledges and agrees that all of Executive’s obligations under the Employment Agreement shall inure to the benefit of Assignee.

3.        Effectiveness of Employment Agreement. Except as set forth herein, the Employment Agreement remains in full force and effect for the benefit of Assignee and Executive, as applicable, in accordance with their terms. No provision of this Agreement may be waived, amended, supplemented or otherwise modified without the prior written consent of Assignor, Assignee and Executive.

4.        Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to the conflicts of law principles that would require the application of any other law.

5.        Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CLUB PILATES FRANCHISE, LLC

By:	/s/ Megan Moen

Name:	Megan Moen

Title:	Executive Vice President of Finance

XPONENTIAL FITNESS LLC

By:	/s/ Megan Moen

Name:	Megan Moen

Title:	Executive Vice President of Finance

EXECUTIVE

Anthony Geisler

[Signature Page to Assignment of Geisler Employment Agreement]

IN WITNESS WHEREOF, the patties hereto have executed this Agreement as of the date first written above.

CLUB PILATES FRANCHISE, LLC

By:

Name:	Megan Moen

Title:	Executive Vice President of Finance

XPONENTIAL FITNESS LLC

By:

Name:	Megan Moen

Title:	Executive Vice President of Finance

EXECUTIVE

/s/ Anthony Geisler
Anthony Geisler

[Signature Page to Assignment of Geisler Employment Agreement]

EXECUTION COPY

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of May 2, 2017, and is made by and between Club Pilates Franchise, LLC, a Delaware limited liability company (the “Company”), and Anthony Geisler (“Executive”).

W i t n e s s e t h:

Whereas, the Company desires to continue to employ Executive, and Executive desires to be so continuously employed, in each case, on the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.	Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment by the Company. Executive represents and warrants that (a) Executive is entering into this Agreement voluntarily, and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-competition or non-solicitation covenant or agreement by which Executive is or may be bound; provided, that this clause (b) will not be deemed to address any such covenants contained in the Purchase Agreement (as defined below); and (c) in connection with Executive’s employment by the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s employment with any prior employer.

2.	Term; Position and Responsibilities

2.1     Term. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term commencing on the Closing Date (as defined in the Purchase Agreement (as defined below)) (the “Commencement Date”) and ending on the third anniversary thereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), unless Executive’s employment shall sooner terminate pursuant to Section 7, Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 60 days prior to the expiration of the Initial Term or such Additional Term, as the case may be, either party hereto shall have notified the other party thereto in writing that such extension shall not take effect. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2.2    Position and Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Managers of the

Company (the “Board”). Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s position as the Board reasonably specifies from time to time. Executive shall devote Executive’s skill and knowledge, and substantially all of Executive’s business time to the conscientious performance of such duties and responsibilities, except for vacation time (as set forth in Section 6.2), absence for sickness or similar disability, and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder.

3.	Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $400,000, payable in periodic installments on the Company’s regular payroll dates. The Board of Directors of the Company (the “Board”) will review Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase (but not decrease) such base salary from time to time. The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary”.

4.	Incentive Compensation

4.1      Annual Bonus. Beginning with the 2017 calendar year, and for each subsequent calendar year of the Company that ends during the Employment Period, Executive shall have an annual cash bonus opportunity of 50% of Base Salary (the “Bonus”), which shall be payable if the Performance Targets (as defined below) are achieved, as determined by the Board in its sole discretion. For purposes of this Agreement, “Performance Targets” means the individual and Company performance objectives established by the Board for the applicable calendar year; provided, that, for the 2017 calendar year only, the Performance Target will be equal to the Company’s 2017 EBITDA target (pro forma) of $12,846,623. Any Bonus that becomes payable pursuant to this Section 4.1 shall be paid to Executive within ten days following the approval by the Board of the audited financial statements for the calendar year to which such Bonus relates, but in no event later than March 15th of the subsequent calendar year to which such Bonus relates. Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, Executive shall be eligible to receive any such Bonus only if Executive is actively employed on the bonus payout date.

4.2      Equity Compensation.

4.2.1      Generally. Within sixty (60) days after the Commencement Date, the Company shall grant to Executive such number of Class B Units (as defined below in the Operating Agreement (as defined below)) of the Company as is equal to four percent (4%) of the Company’s issued and outstanding Units (as defined in the Operating Agreement) as of the grant date. Such Class B Units shall be issued in accordance with the Operating Agreement and the Profits Interest Plan (the “Plan”), and will be evidenced by a Profits Interest Award Agreement (the “Award Agreement”) entered into between Executive and the Company. Such Class B Units shall vest as follows:

(a)    Time-Based Vesting Units. Subject to Executive’s continuous compliance with Section 8 and Executive’s continuous employment by the Company through the applicable vesting date, 50% of the Class B Units so granted (the “Time-Based Units”) shall vest in four equal annual installments on each of the first four anniversaries of the Commencement Date; provided, that any then unvested Time-Based Units so granted under this Section 4.2.1(a) shall automatically vest in full upon a Sale of the Company (as defined in the Operating Agreement).

(b)    Performance-Based Vesting Units. Subject to Executive’s continuous compliance with Section 8 and Executive’s continuous employment by the Company through the applicable vesting date, 50% of the Class B Units so granted (the “Performance-Based Units”) shall vest upon the achievement of performance objectives as follows (i) 50% of the Performance-Based Units so granted (i.e., 25% of the total Class B Units granted to Executive) shall vest upon a Sale of the Company, if, in connection with such Sale of the Company, TPG Growth III Fitness, L.P., a Delaware limited partnership (“TPG”) realizes Net Cash Proceeds (as defined below) of at least 3.0x its Equity Investment Amount (as defined below) and (ii) 50% of the Performance-Based Units so granted (i.e., 25% of the total Class B Units granted to Executive) shall vest upon a Sale of the Company, if, in connection with such Sale of the Company, TPG realizes Net Cash Proceeds of at least 4.0x its Equity Investment Amount.

4.2.2    Certain Definitions. For purposes of this Section 4.2 (i) the “Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of the date hereof, (ii) “Equity Investment Amount” means the aggregate amount, without duplication, of financing contributed to the Company (as determined in the reasonable, good faith judgment of the Board) by TPG, in exchange for equity of the Company at any time prior to the date upon which such Sale of the Company is consummated, and (iii) “Net Cash Proceeds” means the aggregate amount of cash, cash equivalents, promissory notes and the fair market value (as determined in the reasonable, good faith judgment of the Board) of marketable and freely transferable securities or other property actually received by TPG in respect of the equity of the Company held by it in connection with such Sale of the Company. In addition and for the avoidance of doubt, (A) any payment of future annual management fees, transaction, monitoring, investment banking fees in connection with such Sale of the Company, or any other fees, costs, expenses or payments made to TPG (including, but not limited to, reimbursement of expenses) shall not be taken into account when determining Net Cash Proceeds and (B) the calculation of Net Cash Proceeds shall be made under this Agreement after taking into account (i.e., deducting) any amounts paid by the Company in connection with such Sale of the Company to any other employees receiving Class B Units.

5.	Employee Benefits

During the Employment Period, Executive (and, to the extent eligible, Executive’s dependents and beneficiaries) shall be entitled to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company for its executive-level employees on terms and conditions set forth in such programs and plans (as amended from time to time); provided, the Company shall continue to pay for

Executive’s current medical and dental plan (or any reasonable equivalent plan acceptable to Executive) in lieu of participating in any such Company medical and other health benefit plans; provided, however, that the Company’s payment of medical and dental plan premiums will be taxable as wages to Executive if and to the extent such payments would result in the imposition of excise taxes on the Company for the failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

6.	Expenses; Vacation

6.1    Business Travel, Lodging, etc. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense, and otherwise in accordance with the Company’s Board approved expense policy applicable to its employees as in effect from time to time; provided all air travel shall be reimbursed at a minimum of business class air travel.

6.2    Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the Company’s Board approved vacation policy.

7.	Termination of Employment

7.1    Termination Due to Death or Disability. During the Employment Period, Executive’s employment shall automatically terminate in the event of Executive’s death, and may be terminated by the Company due to Executive’s Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents, regardless of any reasonable accommodation, the performance by Executive of Executive’s duties for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period.

7.2    Termination by the Company. The Company may terminate Executive’s employment with the Company with or without Cause; provided, that the Company will not terminate Executive without Cause before the earlier of (x) January 1, 2018 and (y) Lag Fit, Inc. (and its affiliates) holding at least 23.58% of the issued and outstanding Class A-1 Units and Class A-2 Units, in each case, of the Company, taken together. For purposes of this Agreement, “Cause” shall mean the following events or conditions, as determined by the Board in its reasonable judgment within 120 days after the Board first learns of the occurrence of the event, condition or failure constituting Cause: (a) any failure by Executive to substantially perform Executive’s duties hereunder (other than any such breach or failure due to Executive’s physical or mental illness) and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (b) any failure by Executive to cooperate, if reasonably requested by the Company, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (c) Executive’s engaging in fraud, willful misconduct, or dishonesty that has caused or is reasonably expected to result in material injury to the Company; (d) any material breach by Executive of any fiduciary duty owed to the Company; (e) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (other than a DUI or similar felony); or (f) any material breach by Executive of any of Executive’s obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates (other than the Purchase Agreement) and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure. A termination for Cause shall include a reasonable determination by the Company within 60 days following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination by the Company for fraud. For purposes of this Agreement, the “Purchase Agreement” shall mean the Unit Purchase Agreement, dated as of the date hereof, by and among the Company, TPG, Executive and the other parties thereto.

7.3    Termination by Executive. Executive may terminate Executive’s employment with the Company with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive of Executive’s employment hereunder if (a) any of the following events occur without Executive’s express prior written consent; (b) within 120 days after Executive learns of the occurrence of such event, Executive gives written notice to the Company describing such event and demanding cure; and (c) such event is not fully cured within 30 days after such notice is given: (i) a decrease in Executive’s Base Salary or a material diminution in Executive’s title, (ii) the assignment to Executive of duties that are significantly different from or inconsistent with, or result in a substantial diminution of, the duties or authority that Executive is to assume on the Commencement Date, including failure to appoint Executive as the chief executive officer of the holding company of any business in the franchise fitness space acquired after the date hereof by the Company or any of its affiliate of the Company (i.e., a parent or subsidiary entity), including TPG (or chief executive officer of such business itself if there is no such holding company), (iii) any other material breach of this Agreement by the Company, or (iv) a relocation of Executive’s principal place of employment, as a result of which Executive’s commute to such principal place of employment from Executive’s principal residence as of the date hereof increases by more than 20 miles.

7.4    Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 7.1 (other than in the event of Executive’s death) or Section 7.2 or by Executive pursuant to Section 7.3 shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 7 under which such termination is being affected.

7.5    Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (a) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (b) if Executive’s employment is terminated by the Company pursuant to Section 7.1 due to Executive’s Disability, 30 days after the date on which the Notice of Termination is given; provided, that, if Executive shall have returned to the performance of Executive’s duties on a full-time basis during such 30-day period, such Notice of Termination shall be of no force or effect; (c) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if a party is entitled to cure the nature of such termination and so cures prior to the expiration of the applicable cure period, the Notice of Termination provided to such curing party shall be of no force or effect; or (d) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be 30 days after the date of such notice) and, if no such notice is given, the date of termination of employment.

7.6    Payments Upon Certain Terminations.

7.6.1    Termination Without Cause or for Good Reason. If (a) the Company shall terminate Executive’s employment without Cause or (b) Executive shall terminate Executive’s employment for Good Reason, in each case, during the Employment Period, the Company shall pay to Executive:

(i)    any accrued and unpaid Base Salary and accrued and unused vacation earned through the Date of Termination, which shall be paid on the tenth day after the Date of Termination (or if such day is not a business day, the next business day after such day); plus

(ii)    as severance payments and provided that Executive executes and delivers (and does not revoke) a general release of all claims in form and substance satisfactory to the Company within 60 days following the Date of Termination, twelve months’ Base Salary, which shall be paid in periodic installments on the Company’s regular payroll dates, beginning with the next payroll date immediately following the expiration of the 60th day following the Date of Termination (which first payment shall include any payments of Base Salary that should have been made during such 60-day period but for the 60-day release consideration period).

7.6.2    Termination for Any Other Reason. If Executive’s employment is terminated for any reason other than those specified in Section 7.6.1 during the Employment Period, the Company shall pay Executive on the tenth day after the Date of Termination or the expiration of the Employment Period, as the case may be (or, if such day is not a business day, the next business day after such day), accrued and unpaid Base Salary and accrued and unused vacation earned through the Date of Termination.

7.6.3    Effect of Termination on Other Plans and Programs. In the event that Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant immediately prior to the Date of Termination in accordance with the terms thereof; provided, that, if Executive’s employment is terminated without Cause or for Good Reason, Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance or cash bonus compensation, and the provisions of this Section 7.6 and this Agreement shall supersede such provisions of any such plan, policy, program or practice.

7.6.4    Company Repurchase Right.

(a)    Generally. If Executive is terminated by the Company with Cause or if Executive terminates Executive’s employment without Good Reason during the 18-month period immediately following the date hereof, the Company shall have the right (but not the obligation) to purchase all or any portion of Executive’s Class A Units (as defined in the Operating Agreement) (the “Repurchase Right”). If the Company elects to purchase such Class A Units (the “Repurchased Units”), the purchase price per Unit shall be equal to the Fair Market Value (as defined below) of such Units on (or within a period not more than 10 days before) the date of the Repurchase Closing (as defined below) (the “Repurchase Price”).

(b)    Procedures; Closing. The Company shall exercise the Repurchase Right by delivering to Executive within 30 days after the termination of Executive’s employment a written notice (the “Repurchase Notice”) specifying the amount of Repurchased Units to be purchased, the applicable Repurchase Price (based on the Company’s estimate), and the date on which the closing of any purchase of the Repurchased Units shall take place, which shall not be later than 60 days after the date of termination of employment (or such longer period as may be mutually and reasonably extended by the parties hereto and subject to the process specified in Section 7.6.4(c) regarding the determination of Fair Market Value) (the “Repurchase Closing”). If the Repurchase Notice is not provided within such 30-day period, then the Company shall be deemed to have waived its Repurchase Right. At the Repurchase Closing, Executive shall (i) surrender any certificates representing the Repurchased Units to the Company, and (ii) execute and deliver to the Company a customary agreement (which shall include representations, warranties and indemnities but exclude non-competition and non-solicitation covenants) for transactions of this type, to effectuate the transfer and delivery to the Company of full right, title and interest in and to the Repurchase Units, free and clear of all liens, security interests, adverse claims or restrictions of any kind and nature. Simultaneously with such transfer of title, the Company shall deliver to Executive the Repurchase Price for the Repurchased Units by check or wire transfer of immediately available funds to such bank account as Executive shall designate.

(c)    Determination of Fair Market Value. “Fair Market Value” of the Repurchased Units is equal to the cash distributions that such units would receive in a Sale of the Company under the Operating Agreement, determined on (or within a period not more than 10 days before) the date of the Repurchase Closing, in a deemed all-cash sale of the Company and its subsidiaries as a going concern (free and clear of all liens and after payment of indebtedness) and in an arms-length transaction with an unaffiliated third party consummated on (or within a period not more than 10 days before) the date of the Repurchase Closing. For avoidance of doubt, there shall not be applied any discount for minority interest, lack of liquidity or lack of marketability, or due to the fact that the Executive is no longer employed by the Company. The Company and Executive shall attempt to agree on the Fair Market Value of the Repurchased Units. If such parties are unable to agree on such Fair Market Value within ten (10) days of delivery of the Repurchase Notice, then Fair Market Value will be determined by a qualified independent valuation firm, selected as follows: Within 20 days after the date of delivery of the Repurchase Notice, each of the Executive and Company shall designate one qualified independent valuation firm. The two qualified independent firms shall jointly appoint a third qualified independent valuation firm. The third qualified independent valuation firm shall determine Fair Market Value of the Repurchased Units. The fees and expenses of such third qualified valuation firm shall be borne by the Company.

7.7      Resignation Upon Termination. Effective as of any Date of Termination or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all officer positions then held by Executive with the Company and its affiliates unless otherwise requested by the Company and agreed to by Executive. In addition, if Executive is terminated for Cause, Executive shall resign, in writing, from all director positions then held by Executive with the Company and its affiliates.

7.8      Cessation of Professional Activity. Upon delivery of a Notice of Termination by either party or a notice pursuant to Section 2.1, the Company may relieve Executive of Executive’s responsibilities described in Section 2.2 and require Executive to immediately cease all professional activity on behalf of the Company, without such action constituting a termination of Executive’s employment by the Company without Cause or giving grounds for Executive to terminate for Good Reason; provided, that any compensation due to Executive hereunder shall not cease on the date of early cessation of Executive’s responsibilities or professional activity pursuant to this Section 7.8 but shall continue through the Date of Termination.

8.	Restrictive Covenants

8.1      Unauthorized Disclosure. During the Employment Period and following any termination thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use Executive’s reasonable efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in performance of Executive’s duties hereunder, Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the boards of directors of the Company or any subsidiary or affiliate thereof (the Company and their subsidiaries and affiliates, the “Company Group”), the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (a) relating to the Company Group or (b) that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public generally, is in the public domain, or has been rightfully received by Executive from a third party who is authorized to make such disclosure, in each case, other than by reason of Executive’s breach of this Section 8.1. For purposes of this Agreement, “Person” shall mean any natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

8.2      Non-Solicitation of Employees. During the period beginning on the Commencement Date and ending twelve months after the termination of Executive’s employment with the Company (the “Restriction Period”), Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced during the Employment Period, (i) solicit for employment any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company Group (x) at any time during the Employment

Period (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of Executive’s termination of employment with the Company), other than any such solicitation on behalf of the Company Group during the Employment Period; or (ii) induce any employee of the Company Group to engage in any activity which Executive is prohibited from engaging in under any of this Section 8 or to terminate such employee’s employment with the Company.

8.3      Non-Solicitation of Business Relationships. During the Employment Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced or has actively made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company Group with any Person throughout the world which is or was a customer, client or franchisee of the Company Group (x) at any time during the Employment Period (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of Executive’s termination of employment with the Company), other than any such activity on behalf of or at the request of the Company Group during the Employment Period.

8.4      Works for Hire.

8.4.1    Generally. Executive agrees that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period (collectively “Developments”); provided, however, that the Company shall not own Developments which are developed without the use of Company resources and outside of the scope of the services provided under this Agreement.

8.4.2    Disclosure; Assignment. Subject to Section 8.4.1, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. If the Company is unable because of Executive’s mental or physical incapacity or unavailability or refuses for any reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Developments or original works of authorship assigned to the Company, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by Executive.

8.4.3    Copyright Act; Moral Rights. In addition, and not in contravention of Section 8.4.1 or Section 8.4.2, Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC §101). To the extent allowed by law, this Section 8.4.3 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to “moral rights” (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

8.4.4    Authorized Disclosure. Section 1883(b) of Title 18 of the United States Code states “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purposes of reporting or investigating a suspended violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Company and Executive have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with Section 1883(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1883(b) of Title 18 of the United States Code.

8.4.5    Section 2870 of the California Labor Code. Notwithstanding anything to the contrary contained in this Agreement, Executive may use Executive’s own ideas, knowledge, and experience to develop Developments that qualify under the provisions of Section 2870 of the California Labor Code, which provisions are set forth below, and all rights to such Developments that qualify under Section 2870 and are so developed shall belong solely to Executive; provided, that such Developments are developed without the use of Company resources and outside of the scope of the services provided under this Agreement. Section 2870 of the California Labor Code reads in its entirety, as follows: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer; (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable”.

8.5      Nondisparagement. Executive agrees that Executive shall not, directly or indirectly, make any statement (including through social media) disparaging in any way the Company Group, or any of their personnel, except (i) in connection with litigation against any member of the Company Group or their personnel or (ii) to the extent required by law, and then only after consultation with the Company to the extent possible.

8.6      Return of Documents. In the event of the termination of Executive’s employment, Executive shall deliver to the Company (a) all property of the Company Group then in Executive’s possession; and (b) all documents and data of any nature and in whatever medium of the Company Group, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

8.7      Confidentiality of Agreement; Governmental Agency Exception. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section 8.7 shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company or its affiliates. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

9.	Certain Acknowledgments; Injunctive Relief with Respect to Covenants

9.1      Certain Acknowledgements. Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company Group and that (a) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (b) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (c) Executive desires to be bound by such covenants and restrictions.

9.2      Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group may have.

10.	Entire Agreement

This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged herein and superseded hereby.

11.	General Provisions

11.1    Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 11.1. The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

11.2    Governing Law; Waiver of Jury Trial.

11.2.1     Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of California, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in Orange County, California solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

11.2.2     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each such party understands and has considered the implications of this waiver; (c) each such party makes this waiver voluntarily; and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.2.2.

11.3      Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.

11.4      Amendments; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

11.5      Legal Advice; Severability;  Blue Pencil. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Executive and the Company agree that the covenants contained in Section 8 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

11.6      Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested with a copy by electronic mail; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)	If to the Company:

Club Pilates Franchise, LLC 3185 Pullman Street Costa Mesa, CA 92626 Attention: Chairman of the Board

with a copy (which shall not constitute notice) to:

TPG Growth III Fitness, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Attention: Office of General Counsel
c/o Mark Robilotti
Fax: (817) 871-4001 Email: officeofgeneralcounsel@tpg.com
Cc: mrobilotti@tpg.com

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP 909 Third Avenue New York, NY 10022 Attention: David A. Scherl, Esq. Steven M. Cooperman, Esq., and Eric Moskowitz, Esq. Tel: (212) 735-8600 Fax: (212) 735-8708

(ii)     If to Executive, to the last home address, or personal fax on file with the Company, with a copy (which shall not constitute notice) to:

Buchalter P.C. 1000 Wilshire Blvd., Suite 1500 Los Angeles, CA 90017 Attention: Jeremy Weitz, Esq. Tel: (213) 891-5285 Fax: (212) 630-5651

11.7      Survival. The Company and Executive hereby agree that the following provisions of this Agreement shall survive the expiration of the Employment Period in accordance with their terms: Section 7.6, 8, 9, 10, and 11.

11.8      Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

11.9    Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

11.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

11.11    Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.

COMPANY

Club Pilates Franchise, LLC

By:	TPG Growth III Fitness, L.P., its member

By:	/s/ Michael LaGatta

Name:	Michael LaGatta

Title:	Vice President

EXECUTIVE

Anthony Geisler

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.

COMPANY

Club Pilates Franchise, LLC

By:	TPG Growth III Fitness, L.P., its member

By:

Name:

Title:

EXECUTIVE

/s/ Anthony Geisler
Anthony Geisler

[Signature Page to Employment Agreement]